UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2014

EMC METALS CORP.

(Exact name of registrant as specified in its charter)

000-54416

(Commission File Number)

British Columbia, Canada 98-1009717

(State or other jurisdiction (IRS Employer

of incorporation or organization) Identification No.)

1430 Greg Street, Suite 501, Sparks, Nevada, 89431

(Address of principal executive offices) (Zip Code)

(775) 355-9500

Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 24, 2014, EMC Metals Corp. (the “Company”) entered into a loan agreement with EMC Metals Australia Pty Ltd., and Scandium Investments LLC, pursuant to which the Company secured a US$2,500,000 loan facility with Scandium Investments LLC, a company owned by a US private investor group. The proceeds of the loan are intended to extinguish all outstanding financial obligations related to a February 2013 negotiated settlement arrangement securing rights to the Nyngan Scandium Project. The Company repaid US$1.2M in maturing indebtedness, and will use the remaining loan proceeds to pay the final A$1.4M installment of the Nyngan settlement payment due June 30, 2014.

Key terms of the loan facility are as follows:

•	18 month, US$2.5M term loan, principal due on maturity,
•	Loan interest rate increases in increments from 4% to 12% p.a. over the loan term,
•	Full loan is convertible into an effective 20% joint venture (JV) interest in the Company’s Nyngan & Honeybugle Scandium projects,
•	Conversion at lender’s option, or automatically, when the Company satisfies certain conditions including raising US$3M in equity;
•	The 20% JV partner has a carried interest until the Company meets two milestones: (1) filing a Feasibility Study on SEDAR, and (2) receiving a mining license, on either JV property. The JV partner becomes fully participating on development and build costs thereafter,
•	The JV partner holds an option to convert 20% JV interest into equivalent value of Company shares, at market values, rather than participate in construction. The JV partner’s option to convert its project interest to Company shares is a one-time option, at such time as the partner becomes fully participating on project costs.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC Metals Corp.
Date	June 30, 2014	(Registrant)
/s/ Edward Dickinson
Edward Dickinson, Chief Financial Officer